Exhibit 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 15, 2010 relating to the consolidated financial statements of Cascades Inc. (the “Company”) which appears as an Exhibit incorporated by reference in its Annual Report on Form 40-F for the year ended December 31, 2009. We also consent to the incorporation by reference in this Registration Statement on Form F-4 of our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated March 15, 2010 which appears as an Exhibit incorporated by reference in its Annual Report on Form 40-F for the year ended December 31, 2009. We also consent to reference to us under the heading “Experts” in such Registration Statement.
Chartered Accountants
Montréal, Canada
April 22, 2010